Part I - Financial Information
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Item 1. Financial Statements
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                        BRADLEY PHARMACEUTICALS, INC.
                           CONDENSED CONSOLIDATED
                                BALANCE SHEET
                             September 30, 2002
                                 (UNAUDITED)

            ASSETS

Current assets
--------------
Cash and cash equivalents                              $     20,489,090
Short-term investments                                        5,804,682
Accounts receivable - net                                       327,617
Finished goods inventory                                      1,636,393
Deferred tax asset                                            1,347,703
Prepaid samples and materials                                   326,077
Prepaid expenses and other                                      405,071
                                                        ---------------
            Total current assets                             30,336,633

Property and equipment - net                                    762,349
Intangibles - net                                             6,556,788
Deferred tax asset                                            3,036,708
Other assets                                                      7,326
                                                        ---------------
Total Assets                                           $     40,699,804
                                                        ===============


           LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
-------------------
Current maturities of long-term debt                   $       223,773
Accounts payable                                               643,075
Accrued expenses                                             3,100,674
Income taxes payable                                            38,094
                                                        --------------
          Total current liabilities                          4,005,616

Long-term debt, less current maturities                        200,220

Stockholders' equity
--------------------
Preferred stock, $.01 par value;
  authorized, 2,000,000 shares; issued, none                      -
Common stock, $.01 par value, authorized
  26,400,000; issued 10,831,639 shares at
  September 30, 2002                                           108,317
Common, Class B, $.01 par value, authorized
  900,000 shares, issued and outstanding,
  429,752 shares at September 30, 2002                           4,298
Additional paid-in capital                                  31,087,709
Retained earnings                                            6,458,502
Accumulated other comprehensive gain                            67,941
Treasury stock, at cost (742,527 shares at
  September 30, 2002)                                       (1,232,799)
                                                       ---------------
                                                            36,493,968
                                                       ---------------
Total liabilities and stockholders' equity            $     40,699,804
                                                       ===============


          See Notes to Condensed Consolidated Financial Statements


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